EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES COMPLETION OF CDN$160 MILLION
REVOLVING CREDIT FACILITY

NEW YORK, NY, January 21, 2022 ‑ Mercer International Inc., or "Mercer", (Nasdaq: MERC) today announced that certain Canadian subsidiaries (the "Loan Parties") of Mercer have entered into a new CDN$160 million joint asset-backed revolving credit facility (the "New Facility") with a syndicate of North American bank lenders. The New Facility, which will be used for general corporate purposes, replaces two existing revolving credit facilities of certain of the Loan Parties aggregating CDN$100 million.

The New Facility has a five year term and availability is based on a borrowing base. The New Facility is secured by substantially all of the Loan Parties' assets.  The New Facility will bear interest at a rate determined by reference to the Prime Rate, the BA Rate, the Base Rate or Adjusted Term SOFR plus a margin, depending on the leverage ratio, as defined in the New Facility.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 2.2 million tonnes of pulp and 550 million board feet of lumber. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Actual results and outcomes may differ materially from what is expressed or forecasted in these forward looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. Among those factors which could cause actual results to differ materially are the following:  the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

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APPROVED BY: Jimmy S.H. Lee Executive Chairman (604) 684-1099 David M. Gandossi Chief Executive Officer (604) 684-1099

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